Exhibit 10.1

Apache Corporation 401(k) Savings Plan

Amendment, April 2014

Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). Pursuant to section 10.4 of the Plan, Apache hereby exercises its right to amend the Plan by replacing Appendices A through E with the Appendices A through D attached to this document, effective as of May 16, 2014.

EXECUTED this 20th day of May 2014.

APACHE CORPORATION

By:	/s/ Margery M. Harris
Margery Harris
Executive Vice President, Human Resources

APPENDIX A

Participating Companies

The following Affiliated Entities were actively participating in the Plan as of the following dates:

Business	Participation Began As Of	Participation Ended As Of
Apache International, Inc.	September 22, 1987	N/A

Apache Energy Resources Corporation (known as Hadson Energy Resources Corporation before January 1, 1995)	January 1, 1994	December 31, 1995

Apache Canada Ltd.	May 17, 1995	April 30, 2014

Apache Deepwater LLC	November 10, 2010	N/A

Apache International Employment, Inc.	May 16, 2014	N/A

— END OF APPENDIX A —

APPENDIX B

Corporate Transactions

Over the years, Apache and its Affiliated Entities have engaged in certain acquisitions and disposition transactions. This Appendix contains provisions that apply to employees (including former employees) affected by certain transactions.

Sales

For an Employee who transferred to Natural Gas Clearinghouse (“NGC”) pursuant to the terms of the Employee Benefits Agreement effective April 1, 1990 between Apache and NGC, a Period of Service shall be calculated by treating as employment with Apache any period(s) of employment after April 1, 1990 with NGC or any business that is then treated as a single employer with NGC pursuant to Code §414(b), §414(c), §414(m), or §414(o).

Employees terminated in connection with the summer 1995 sale of certain properties to Citation 1994 Investment Limited Partnership are fully vested in their Plan Accounts as of September 1, 1995.

An Employee who transferred to Producers Energy Marketing LLC (“ProEnergy”) in the first half of 1996 is fully vested in his Plan Accounts as of the date of transfer. If such an individual becomes an Employee again, all new contributions to his Plan Accounts shall vest according to the regular rules.

The following three paragraphs apply to any Employee who transfers to Fieldwood Energy, LLC (“Fieldwood”) or to any business while it is treated as a single employer with Fieldwood pursuant to Code §414(b), §414(c), §414(m), or §414(o) (collectively, the “Fieldwood Group”), and whose transfer occurs pursuant to the closing of the transaction described in the “Purchase and Sale Agreement by and among Apache Corporation, Apache Shelf, Inc., and Apache Deepwater LLC, and Fieldwood Energy, LLC and GOM Shelf LLC” (the “PSA”) that was entered into on July 18, 2013 (a “Transferred Employee”).

Vesting. Notwithstanding subsection 5.3(a), for vesting purposes, a Period of Service for a Transferred Employee shall include his service with the Fieldwood Group after the closing of the transaction until his termination of employment with the Fieldwood Group. Notwithstanding subsection 5.4(b), the earliest date a forfeiture may occur is the date of the Employee’s termination of employment with the Fieldwood Group.

Distributions. A Transferred Employee may take a distribution of the entire distributable amount at any time after his Termination from Service Date from the Company. The distributable amount, as determined under section 6.3, only includes vested benefits. If the Transferred Employee takes a distribution and his vested percentage later increases, he may take additional distribution(s), each of which shall be equal to the entire distributable amount at the time of the distribution. Notwithstanding subsection 6.6(c), the Plan will not cash out a small Account until the Transferred Employee becomes fully vested or, if earlier, he terminates employment with the Fieldwood Group.

Loans. A Transferred Employee may roll over any outstanding loan from the Plan to a qualified plan sponsored by any member of the Fieldwood Group that agrees to accept such a rollover, as long as the rollover is initiated by the last day of the calendar quarter following the calendar quarter in which occurs the Transferred Employee’s Effective Date (as defined in Exhibit F of the PSA). Any loan not rolled over by such date shall be subject to the usual default rules in section 7.6. Notwithstanding Article VI, a Transferred Employee may roll over a loan under this paragraph without taking any other distribution from the Plan.

Acquisitions

A Period of Service for vesting purposes for a New Employee (listed below) shall be determined by treating all periods of employment with the Former Employer Controlled Group as periods of employment with Apache. The “Former Employer Controlled Group” means the Former Employer (listed below), its predecessor company/ies, and any business while such business was treated as a single employer with the Former Employer or predecessor company pursuant to Code §414(b), §414(c), §414(m), or §414(o).

The following individuals are “New Employees” and the following companies are “Former Employers”:

Former Employer	New Employees
Amoco Production Company (“Amoco”)	All individuals who became an Employee of the Company pursuant to the provisions of the Stock Purchase Agreement effective June 30, 1991, between Amoco Production Company, Apache, and others.

Hadson Energy Resources Corporation (“HERC”) and Hadson Energy Limited (“HEL”)	All individuals employed by HERC or HEL on November 12, 1993.

Crystal Oil Company (“Crystal”)	All individuals hired from Crystal or related companies within a week of the closing date on an asset purchase that was originally scheduled to close on December 31, 1994.

Texaco Exploration & Production, Inc. (“TEPI”)	All individuals hired from TEPI or related companies in late February and early March 1995 in connection with an acquisition of assets from TEPI at that time.

DEKALB Energy Company (“DEKALB”)	All individuals who became an employee of Apache on or after May 17, 1995 — their Period of Service shall include any periods of employment with DEKALB before May 17, 1995

The Phoenix Resource Companies, Inc. (“Phoenix”)	All individuals hired by Apache in 1996 who were Phoenix employees on May 20, 1996.

Crescendo Resources, L.P. (“Crescendo”)	All individuals hired from April 30, 2000 through June 1, 2000 from Crescendo and related companies in connection with an April 30, 2000 asset acquisition from Crescendo.

Collins & Ware (“C&W”) and Longhorn Disposal, Inc. (“Longhorn”)	All individuals hired from C&W and Longhorn and related companies in connection with a May 23, 2000 asset acquisition from C&W and Longhorn.

Occidental Petroleum Corporation (“Oxy”)	All individuals hired from Oxy and related companies in connection with an August 2000 asset acquisition from an Oxy subsidiary.

Private company (“Private”)	All individuals hired in January 2003 from Private and related companies in connection with an asset acquisition of certain property in Louisiana effective as of December 1, 2002.

Devon Energy Corporation (“Devon”)	All individuals hired on June 10, 2010 from Devon and related companies in connection with Apache’s acquisition of certain property on such date.

Mariner Energy, Inc. (“Mariner”)	All individuals who became Covered Employees on the date of the merger between Apache and Mariner are New Employees. The amount of a New Employee’s pre-Apache service with Mariner shall be equal to his service credited under the Mariner Energy, Inc. Employee Capital Accumulation Plan (or the service that would have been credited under such plan if the New Employee had been a participant in it). A New Employee shall be eligible to make Participant Contributions from Compensation paid after the date of the merger. See Appendix C for additional provisions related to the merger of the Mariner Energy Inc. Employee Capital Accumulation Plan into this Plan.

BP, p.l.c. (“BP”)	The New Employees are those who were hired by Apache in connection with property acquisitions from BP during 2010.

Phoenix Exploration Company LP (“Phoenix”)	Individuals hired by Apache on September 1, 2011 from Phoenix. A New Employee shall be eligible to make Participant Contributions from Compensation paid after September 1, 2011.

—END OF APPENDIX B—

APPENDIX C

Mariner Energy, Inc.

Introduction

Through a merger effective as of November 10, 2010 (the “Closing Date”), Apache acquired Mariner Energy, Inc., (“Mariner”) which sponsored the Mariner Energy, Inc. Employee Capital Accumulation Plan (“Mariner’s 401(k) Plan”). Mariner’s 401(k) Plan is merged into this Plan as of November 16, 2010. This Appendix describes the special rules that apply to amounts transferred from Mariner’s 401(k) Plan to this Plan, and also describes how the match is calculated for 2010 in this Plan.

Capitalized terms in this Appendix have the same meanings as those given to them in the Plan. The regular terms of the Plan shall apply, except as provided below.

Match

The Company Matching Contribution for 2010 shall be determined pursuant to section 3.2 of the Plan, based on the Participant Contributions and Compensation paid to a Covered Employee after the date of the merger, except as provided in the next sentence. If a Covered Employee’s Participant Contributions to this Plan and his contributions to Mariner’s 401(k) Plan that are subject to the limits of Code §402(g) are $16,500 or (because of catch-up contributions) more during 2010, his Company Matching Contribution for 2010 will be the greater of (a) the aggregate matching contributions he would have received in both this Plan and Mariner’s 401(k) Plan had equal salary deferrals of $16,500 in the aggregate been withheld from each regular paycheck during 2010, minus the match allocated to him for 2010 in Mariner’s 401(k) Plan, or (b) the amount described in the preceding sentence.

The Company Matching Contribution shall vest pursuant to the usual rules in Article V. See Appendix B for additional (pre-Apache) service that is taken into account for vesting purposes.

Incoming Assets

A participant in Mariner’s 401(k) Plan may have as many as seven different types of accounts in that plan. The following distribution rules apply to those incoming accounts (the “Old Mariner Accounts”).

1.	Accounts.

(a)	Employee Deferrals. Any Old Mariner Account that is subject to Code §401(k) shall be transferred to the Participant Contributions Account. No special distribution rules apply to such amounts.

(b)	Regular Match. Matching contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate subaccount of the Company Contributions Account in this Plan. These amounts vest 33% when his Period of Service is one year, 66% when his Period of Service is two years, and 100% when his Period of Service is three years or more. These amounts are subject to the distribution rules that apply to Company Contributions Accounts, except as noted below in section 2 below.

(c)	Discretionary Company Contribution. Discretionary employer contributions to Mariner’s 401(k) Plan and the earnings thereon that were subject to a 6-year vesting schedule shall be transferred to a separate subaccount of the Company Contribution Account in this Plan that is subject to the regular 5-year vesting schedule described in Article V. The additional vesting shall apply to this subaccount on the date of the merger of the plans, even to those subaccounts of individuals who are no longer employees. This subaccount is subject to the distribution rules that apply to Company Contributions Accounts, except as noted in section 2 below.

(d)	Pre-Tax Rollover Account. Pre-tax rollovers contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to the Rollover Account. No special distribution rules apply to such amounts.

(e)	After-Tax Rollover Account. After-tax rollovers contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate, fully vested, subaccount of the Rollover Account in this Plan. No special distribution rules apply to this subaccount.

(f)	After-Tax Account. A participant’s after-tax contributions to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to a separate, fully vested, subaccount of the Participant Contributions Account in this Plan. The same distribution rules that apply to the Rollover Account will apply to this subaccount.

(g)	FERI Accounts. Both matching and discretionary employer contributions to a plan sponsored by Forest Oil and transferred to Mariner’s 401(k) Plan and the earnings thereon shall be transferred to separate, fully vested, subaccounts of the Company Contributions Account in this Plan. These subaccounts are subject to the distribution rules that apply to Company Contributions Accounts, except as noted in section 2 below.

2.	Special Distribution Rules.

(a)	Installments. Except as provided in the next sentence, in subsection 6.4(b) of the Plan (relating to in-service withdrawals, minimum required withdrawals, and installments to beneficiaries), and in subsection 13.9(f) of the Plan (relating to QDROs), all distributions shall be in the form of a lump sum of the Account Owner’s entire vested account balance in the Plan. Any Account Owner who elected installment payments from the Old Mariner Accounts before the merger of Mariner’s 401(k) Plan and this Plan shall be paid the installments in the amount and on the schedule he had elected.

(b)	Hardship Withdrawals. A Participant may take an in-service hardship withdrawal that meets the requirements of paragraphs 6.5(c)(i) and 6.5(c)(ii) of the Plan from the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix, to the extent such subaccounts are vested.

(c)	Two-Year Rule. Once the funds have actually been in either the Plan or Mariner’s 401(k) Plan for 24 months, a Participant may take an in-service withdrawal from the vested portion of the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix.

(d)	Five-Year Rule. Once a Participant has been a Participant in this Plan and Mariner’s 401(k) Plan for 60 months, the Participant may take an in-service withdrawal from the vested portion of the subaccounts of the Company Contribution Account that were established in subsections 1(b), 1(c), and 1(g) of this Appendix.

3.	Investments.

The Plan may accept an in-kind transfer of assets from Mariner’s 401(k) Plan, as determined by the Committee.

4.	Loans.

Loans in Mariner’s 401(k) Plan will be transferred to the Plan. The repayment schedule of the loans may be modified to accommodate the Borrower’s new pay schedule. Participants cannot borrow from the Plan again until all prior loans have been repaid.

5.	Enrollment.

Individuals who were employed by Mariner or related companies and become Covered Employees on the Closing Date will be deemed to have elected to make Participant Contributions to this Plan at the same rate that they had been making similar contributions to Mariner’s 401(k) Plan immediately before the plans’ merger. If any such individual was not contributing to Mariner’s 401(k) Plan when the plan merger occurred, he will not be automatically enrolled in the Plan, even if he was hired by Mariner as recently as one day before the plans’ merger.

6.	Vesting.

If (a) the Participant was an employee of Mariner on the Closing Date, (b) his severance from employment occurs on or before June 30, 2011, (c) Apache decided to terminate the Participant or the Participant decided not to accept Apache’s offer of employment, and (d) the Participant’s termination is not for cause, then the Participant’s Old Mariner Accounts shall become fully vested upon his severance from employment.

— END OF APPENDIX C —

APPENDIX D

Apache International Employment Inc.

Introduction

Apache and its subsidiaries have certain employees who are routinely transferred to different sites around the world. As explained below, any Apache International Employment Inc. (“AIEI”) employee who is a US person (one who is a US citizen or a US resident, or who performs services for AIEI that generate US-source income) will generally be eligible to participate in this Plan while he remains a US person. AIEI employees who are not US persons generally participate in the Apache Corporation International Retirement Savings Plan.

Eligibility to Participate

Notwithstanding section 1.15, the term “Covered Employee” for any Employee of AIEI shall only include an AIEI Employee after May 15, 2014 who is a US citizen or US resident, or is a nonresident alien performing services for AIEI whose remuneration from AIEI is treated as income from sources within the United States pursuant to Code §872, with the following exceptions.

(a)	Any individual directly employed by an entity other than AIEI shall not be a Covered Employee, even if such individual is considered a common-law employee of AIEI or is treated as an employee of AIEI pursuant to Code §414(n).

(b)	An Employee included in a unit of Employees covered by a collective bargaining agreement shall not be a Covered Employee unless the collective bargaining agreement specifically provides for such Employee’s participation in the Plan.

(c)	An Employee whose job is classified as “temporary” shall be a Covered Employee only after he has worked for one or more Companies for six consecutive months.

(d)	An Employee shall not be a Covered Employee while he is classified as an “intern,” a “consultant,” or an “independent contractor.” An Employee may be classified as an “intern” only if he is currently enrolled (or is expected to be enrolled within the next 12 months) in a high school, college, or university. An Employee may be classified as an intern even if he does not receive academic course credit from his school.

(e)	An individual who is employed pursuant to a written agreement with an agency or other third party for a specific job assignment or project shall not be a Covered Employee.

When Participant Contributions Begin

Participant Contributions can be made from any paycheck of a Covered Employee after this amendment is signed.

Calculation of Match

The Company Matching Contribution for a Covered Employee shall be determined pursuant to section 3.2 of the Plan, based on his Participant Contributions for the Plan Year and his “Includable Compensation” for the Plan Year. “Includable Compensation” includes Compensation paid only while the Participant is a Covered Employee, and shall include a Participant’s entire final paycheck that contains any funds attributable to services performed as a Covered Employee.

When Benefits Cease to Be Earned

When an Employee of AIEI ceases to be a Covered Employee, Participant Contributions will be withheld (pursuant to his then-existing deferral election) from Compensation from his entire final paycheck that contains funds attributable to services performed as a Covered Employee.

— END OF APPENDIX D —